Exhibit 99.1

Contact:	610-337-7000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029	July 27, 2011
Brenda A. Blake, ext. 3202
UGI Reports Third Quarter Results, Updates Guidance
VALLEY FORGE, Pa., July 27 — UGI Corporation (NYSE: UGI) today reported a net loss attributable to UGI of $7.2 million, or $0.06 per share, for the quarter ended June 30, 2011, compared to net income attributable to UGI of $3.4 million, or $0.03 per diluted share, for the third quarter of fiscal 2010. Results for the current-year period reflect the impact of significantly warmer-than-normal weather in Europe during the quarter. Weather at Antargaz, UGI’s French propane distribution business, averaged 47% warmer than normal for the quarter and weather at Flaga, UGI’s central and eastern European propane distribution business averaged 31% warmer than normal for the quarter.
Lon R. Greenberg, chairman and chief executive officer of UGI, said, “Improved results from our Gas Utility and AmeriGas were not enough to offset an $11.3 million decrease in earnings from our International Propane businesses resulting principally from extraordinarily warm spring weather in Europe. Given the negative impact of International Propane’s results on our quarterly and year-to-date earnings, as well as our current assessment of business prospects for a seasonal loss in the fourth quarter, we now expect earnings per share of approximately $2.20 for the full fiscal year ending September 30, 2011.” Estimated earnings per share for the fiscal year ending September 30, 2011 include the impact of the previously reported loss on the extinguishment of debt and the impact of the reversal of a reserve related to the French Competition Authority matter.
Segment Performance (Millions, except where otherwise indicated)
AmeriGas Propane:

For the three months ended June 30,	2011	2010	Favorable (unfavorable)
Revenues	$470.8	$396.6	$74.2	18.7%
Total margin (a)	$170.0	$160.8	$9.2	5.7%
Partnership EBITDA	$31.1	$27.2	$3.9	14.3%
Operating income	$6.7	$5.3	$1.4	26.4%
Retail gallons sold	155.1	150.1	5.0	3.3%
Degree days — % (warmer) than normal	(1.4)%	(17.0)%

Net loss attributable to UGI	$(2.0)	$(2.9)	$0.9	31.0%
•	Weather nationwide was slightly warmer than normal but 18.8% colder than in the prior-year period. The colder spring weather was primarily the result of a return to more normal weather in April 2011 compared to extraordinarily warm weather experienced in April 2010.
- MORE -

UGI Reports Third Quarter Results, Updates Guidance	Page 2
•	Volume increased 3.3% principally due to the impact of the colder spring weather on residential volumes and increased volumes associated with commercial activity.

•	Total margin increased primarily due to the higher volumes sold and, to a lesser extent, slightly higher retail unit margins and non-propane gross margin.

•	Operating expenses increased $8.4 million from the prior-year period primarily due to higher payroll, benefits and vehicle fuel costs.

•	The increase in Partnership EBITDA resulted from the increased total margin and an increase in other income ($3.2 million) partially offset by the higher operating expenses.
International Propane (in euros, except where otherwise indicated):

For the three months ended June 30,	2011	2010	Favorable (unfavorable)
Revenues	€177.5	€144.5	€33.0	22.8%
Total margin (a)	€63.9	€61.5	€2.4	3.9%
Operating income (loss)	€(9.2)	€1.3	€(10.5)	(807.7)%

Antargaz retail gallons sold	41.2	49.3	(8.1)	(16.4)%
Antargaz degree days — % (warmer) than normal	(47.4)%	(9.6)%
Flaga retail gallons sold	34.5	17.2	17.3	100.6%
Flaga degree days — % (warmer) than normal	(31.3)%	(8.0)%

Net loss attributable to UGI (in USD)	$(14.8)	$(3.5)	$(11.3)	NM
•	Weather in Antargaz’ service territory was approximately 42% warmer than the prior-year period.
•	Antargaz volumes decreased primarily due to the significantly warmer weather in the current quarter.
•	Total margin increased €2.4 million from the prior-year period, as increased margin related to Flaga (€10.4 million) was partially offset by lower total margin from Antargaz (€8.0 million) resulting primarily from lower volumes sold.
•	The lower total margin at Antargaz was the primary reason for the decrease in operating income (to an operating loss of €9.2 million). Flaga’s acquisition-related increase in total margin was offset by higher operating and depreciation expenses associated with acquisitions.
•	The increased net loss attributable to UGI is primarily due to the decrease in total margin at Antargaz.
•	The weaker U.S. dollar versus the euro during the 2011 three-month period increased the net loss attributable to UGI by approximately $2.2 million or $0.02 per share.
Gas Utility:

For the three months ended June 30,	2011	2010	Favorable (unfavorable)
Revenues	$148.1	$149.1	$(1.0)	(0.7)%
Total margin (a)	$69.3	$66.1	$3.2	4.8%
Operating income	$17.2	$13.8	$3.4	24.6%
System throughput — billions of cubic feet (“bcf”)	33.4	28.0	5.4	19.3%
Degree days — % (warmer) than normal	(17.3)%	(25.7)%

Net income attributable to UGI	$4.5	$2.4	$2.1	87.5%
- MORE -

UGI Reports Third Quarter Results, Updates Guidance	Page 3
•	Weather was 17.3% warmer than normal, but 11.3% colder than the prior year.
•	The increase in total system throughput primarily reflects higher throughput to interruptible customers and the impact of colder early spring weather on throughput to core market customers.
•	Total margin increased primarily due to higher throughput to core market customers.
•	Operating income increased primarily reflecting the higher total margin.
Electric Utility:

For the three months ended June 30,	2011	2010	Favorable (unfavorable)
Revenues	$24.1	$25.3	$(1.2)	(4.7)%
Total margin (a)	$8.1	$8.1	$—	0.0%
Operating income	$2.4	$2.6	$(0.2)	(7.7)%
Distribution sales — millions of kilowatt hours (“gwh”)	224.7	218.6	6.1	2.8%

Net income attributable to UGI	$1.1	$1.2	$(0.1)	(8.3)%
•	Kilowatt-hour sales were higher than the prior-year period reflecting the impact of colder weather on heating-related sales.
•	The decrease in operating income and net income attributable to UGI reflects higher operating expenses.
Midstream & Marketing:

For the three months ended June 30,	2011	2010	Favorable (unfavorable)
Revenues	$217.1	$198.6	$18.5	9.3%
Total margin (a)	$24.0	$21.3	$2.7	12.7%
Operating income	$8.4	$6.9	$1.5	21.7%

Net income attributable to UGI	$4.5	$5.5	$(1.0)	(18.2)%
•	The increase in revenues primarily reflects greater revenue from natural gas marketing ($14.8 million) and retail power marketing ($9.8 million) partially offset by the absence of revenues from Atlantic Energy, which was divested in July 2010.
•	The increase in total margin reflects greater natural gas marketing margins and incremental margin from natural gas storage services which commenced on April 1, partially offset by lower margin from electric generation and, to a lesser extent, the absence of margin from Atlantic Energy.
•	Higher operating income reflects the increased total margin partially offset by higher operating and administrative expenses.
•	Net income attributable to UGI decreased as the higher operating income was more than offset by higher interest expense and income taxes.
(a)	Total margin represents total revenues less total cost of sales. Total margin for Electric Utility represents total revenues less total cost of sales and revenue-related taxes.
- MORE -

UGI Reports Third Quarter Results, Updates Guidance	Page 4
About UGI
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI owns 44% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.
UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss third quarter earnings and other current activities at 4:00 PM ET on Wednesday, July 27, 2011. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/events.cfm or at the company website http://www.ugicorp.com and click on Investor Relations. A telephonic replay will be available from 7:00 PM ET on July 27 through midnight Friday, July 29. The replay may be accessed at 1-800-642-1687, passcode 39961020 and International access 1-706-645-9291, passcode 39961020.
Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, and the timing and success of our acquisitions, commercial initiatives, and investments to grow our business. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-09	###	7/27/11

UGI CORPORATION
REPORT OF EARNINGS
(Millions, except per share)
(Unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
	2011	2010	2011	2010	2011	2010
Revenues:
AmeriGas Propane	$470.8	$396.6	$2,077.8	$1,939.3	$2,458.8	$2,276.3
International Propane	263.3	191.8	1,222.1	885.1	1,396.5	1,059.8
Gas Utility	148.1	149.1	921.7	922.3	1,046.9	1,033.2
Electric Utility	24.1	25.3	84.7	90.9	114.0	124.6
Midstream & Marketing	217.1	198.6	857.0	949.5	1,053.4	1,167.1
Corporate & Other (a)	(18.0)	0.5	(111.3)	(86.1)	(127.2)	(100.7)

Total revenues	$1,105.4	$961.9	$5,052.0	$4,701.0	$5,942.4	$5,560.3

Operating income (loss):
AmeriGas Propane	$6.7	$5.3	$252.9	$261.2	$227.5	$244.4
International Propane	(15.0)	2.9	100.8	127.6	90.2	124.9
Gas Utility	17.2	13.8	193.2	168.6	199.9	172.3
Electric Utility	2.4	2.6	9.0	11.1	11.6	12.7
Midstream & Marketing	8.4	6.9	76.7	75.4	121.3	80.2
Corporate & Other (a)	(2.5)	(0.3)	(6.1)	(3.5)	(5.2)	(1.8)

Total operating income	17.2	31.2	626.5	640.4	645.3	632.7
Loss from equity investees	(0.2)	(1.9)	(0.8)	(1.9)	(1.0)	(4.2)
Loss on extinguishment of debt	0.0	0.0	(18.8)	0.0	(18.8)	0.0
Interest expense:
AmeriGas Propane	(15.7)	(17.0)	(47.4)	(50.2)	(62.3)	(66.8)
International Propane	(7.9)	(6.0)	(20.6)	(19.4)	(26.6)	(26.3)
Gas Utility	(9.9)	(10.0)	(30.2)	(30.5)	(40.2)	(41.0)
Electric Utility	(0.7)	(0.4)	(1.8)	(1.3)	(2.3)	(1.7)
Midstream & Marketing	(0.6)	0.0	(2.0)	0.0	(2.2)	0.0
Corporate & Other, net (a)	(0.2)	(0.2)	(0.6)	(0.5)	(0.9)	(0.5)

Total interest expense	(35.0)	(33.6)	(102.6)	(101.9)	(134.5)	(136.3)

(Loss) income before income taxes	(18.0)	(4.3)	504.3	536.6	491.0	492.2
Income tax benefit (expense)	4.5	0.1	(147.2)	(162.5)	(152.3)	(149.6)

Net (loss) income	(13.5)	(4.2)	357.1	374.1	338.7	342.6
Less: net income (loss) attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	6.3	7.6	(101.8)	(115.2)	(81.3)	(94.7)

Net (loss) income attributable to UGI Corporation	$(7.2)	$3.4	$255.3	$258.9	$257.4	$247.9

(Loss) earnings per share attributable to UGI shareholders:
Basic	$(0.06)	$0.03	$2.29	$2.37	$2.31	$2.27

Diluted	$(0.06)	$0.03	$2.26	$2.35	$2.29	$2.25

Average common shares outstanding (thousands):
Basic	112,020	109,683	111,515	109,331	111,226	109,210

Diluted	112,020	110,699	113,046	110,188	112,527	110,126

Supplemental information:
Net (loss) income attributable to UGI Corporation:
AmeriGas Propane	$(2.0)	$(2.9)	$50.6	$56.5	$41.4	$49.9
International Propane	(14.8)	(3.5)	53.7	70.5	42.0	62.1
Gas Utility	4.5	2.4	102.1	83.5	101.7	82.4
Electric Utility	1.1	1.2	4.5	5.7	5.6	6.4
Midstream & Marketing	4.5	5.5	48.1	46.1	70.2	48.8
Corporate & Other (a)	(0.5)	0.7	(3.7)	(3.4)	(3.5)	(1.7)

Total net (loss) income attributable to UGI Corporation	$(7.2)	$3.4	$255.3	$258.9	$257.4	$247.9

(a)	Corporate & Other includes the elimination of certain intercompany transactions.